EXHIBIT 3.3

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment                    Entity # C8467-1997
(Pursuant to NRS 78.385 and 78.390) Document Number: 20050240986-16

                                            Date Filed: 6/21/2005  10:25:32 AM
                                              in the Office of Dean Heller
                                              Secretary of State

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

     1.   Name of corporation: Gasco Energy, Inc.

     2. The articles have been amended as follows (provide article numbers, if available):

          The first paragraph of Article III - AUTHORIZED CAPITAL STOCK is amended to state as follows:

          "The amount of total authorized capital stock which the Corporation shall have authority to issue is 300,000,000 shares of common stock, each with $0.0001 par value, and 5,000,000 shares of preferred stock, each with $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation."

          The remaining paragraphs of Article III are unchanged.

     3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 48,412,164 shares (67.23%)

     4.   Effective date of filing: (optional).

     5.   Officer Signature (required): /s/ Michael Decker

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.